Exhibit 10.4

THIS SUPPLEMENTAL AGREEMENT is made and entered into this 1st August 2026 (“Supplemental Agreement”)

BETWEEN

(1)	VCI GLOBAL LIMITED (BVI Company No: 2035574), a company incorporated in British Virgin Islands and having its business address at Suite 33.03 of Level 33, 106, Lingkaran TRX, Tun Razak Exchange, 55188 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur (“Vendor” or “VCIG”);

AND

(2)	VHKL PRIVATE CAPITAL LIMITED (BVI Company No. 2035573), a company incorporated in the British Virgin Islands and having its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Purchaser” or “VHKL”),

(each a “Party” and collectively, the “Parties” or where the context permits or requires, any one or both of them).

WHEREAS:

(A)	The Parties entered into a Share Sale Agreement dated 15 December 2025 (the “Principal Agreement”) in respect of one hundred percent (100%) of the Class A and Class B shares in V Capital Consulting Group Limited (BVI Company No. 2166034) (the “Company” or “VCCG”).

(B)	Under Clause 3.1 of the Principal Agreement, the consideration for the sale and purchase of the Sale Shares is United States Dollars Thirty-Three Million Nine Hundred and Seventy-Five Thousand (USD 33,975,000) (the “Purchase Consideration”), payable by the Purchaser under Clause 3.2.1 by way of cash and/or issuance or transfer of common stock listed on a major stock exchange within three (3) years from the date of the Principal Agreement.

(C)	The Parties wish to supplement Clause 3 of the Principal Agreement by agreeing the specific manner and timing in which the Purchase Consideration is to be satisfied, on the terms set out in this Supplemental Agreement.

NOW IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Supplemental Agreement, unless the context otherwise requires, terms defined in the Principal Agreement have the same meaning. In addition, the following terms have the following meanings:

“Alternative Listed Shares”	means common stock or other equity securities (other than shares in the Company) that are listed and traded on a major exchange, which the Purchaser transfers, or proposes to transfer, to the Vendor in satisfaction of all or part of the Outstanding Consideration, valued for that purpose at such price per share as the Parties may agree in writing at the time of transfer;

“Consideration Shares”	means up to three million five hundred thousand (3,500,000) listed shares in the capital of the Company held by the Purchaser following the IPO;

“Exchange”	means the Nasdaq Stock Market LLC, or any successor securities exchange on which the Company’s securities are listed from time to time;

“Final Due Date”	means 15 December 2028, being the third anniversary of the date of the Principal Agreement;

“IPO”	means the completion of the initial public offering of the shares of the Company and the admission of those shares to listing and trading on the Exchange;

“IPO Date”	means the first day on which those shares are so listed and traded;

“Monthly Payment”	means a cash payment of United States Dollars Five Hundred Thousand (USD 500,000), payable in accordance with Clause 3;

“Outstanding Consideration”	means, at any time, the Purchase Consideration less the aggregate of (i) all Monthly Payments made, (ii) the aggregate Share Value of all Consideration Shares and Alternative Listed Shares transferred under Clauses 4 and 5, and (iii) any other amount paid by the Purchaser under the Principal Agreement or this Supplemental Agreement in satisfaction of the Purchase Consideration;

“Share Value”	means, in respect of any transfer of Consideration Shares, the number of Consideration Shares transferred multiplied by the VWAP as at the date of that transfer; and in respect of any transfer of Alternative Listed Shares, the number of shares transferred multiplied by the price per share agreed by the Parties under the definition of “Alternative Listed Shares”;

“Trading Day”	means a day on which the Exchange is open for trading;

“Transfer Restriction”	means any lock-up, moratorium, escrow or other transfer restriction imposed on the Purchaser or the Consideration Shares under any underwriting agreement, listing rule, applicable law or arrangement with the Exchange or any underwriter, sponsor or regulatory authority in connection with the IPO;

“Transfer Window”	means the period commencing on the IPO Date and ending on the Final Due Date;

“VWAP”	means, in respect of the Consideration Shares and as at any date, the volume-weighted average price of those shares on the Exchange, calculated over the three (3) consecutive Trading Days immediately preceding that date, as reported by Bloomberg L.P. or such other reputable financial data source as may be agreed by the Parties.

1.2	This Supplemental Agreement is supplemental to, and shall be read and construed as one with, the Principal Agreement. Save as expressly supplemented or varied by this Supplemental Agreement, the Principal Agreement remains in full force and effect. In the event of any conflict or discrepancy between this Supplemental Agreement and the Principal Agreement in respect of the manner and timing of payment of the Purchase Consideration, this Supplemental Agreement shall prevail.

1.3	The rules of interpretation set out in Clause 1.2 of the Principal Agreement apply to this Supplemental Agreement as if set out in full herein.

2.	SATISFACTION OF THE PURCHASE CONSIDERATION

2.1	The Purchase Consideration shall be satisfied, in whole or in part, by any one or more of the following methods, each of which shall reduce the Outstanding Consideration by the amount of cash paid or the Share Value transferred (as applicable):

(a)	Monthly Payments in cash under Clause 3;

(b)	the transfer of Consideration Shares under Clause 4; and/or

(c)	the transfer of Alternative Listed Shares under Clause 5.

2.2	The aggregate of all cash paid and Share Value transferred under this Supplemental Agreement shall not exceed the Purchase Consideration. Upon the Outstanding Consideration being reduced to zero, the Purchaser’s obligation to pay the Purchase Consideration shall be fully and finally discharged, and no further Monthly Payment or transfer of shares shall fall due.

2.3	The Purchaser may, at any time before the Final Due Date, elect to satisfy all or part of the then Outstanding Consideration by way of the transfer of Alternative Listed Shares. To the extent the Purchaser does so and the Outstanding Consideration is thereby reduced to zero, no further Monthly Payment shall fall due under Clause 3.

3.	MONTHLY CASH PAYMENTS

3.1	With effect from the IPO Date, the Purchaser shall pay to the Vendor a Monthly Payment on the last Business Day of each calendar month, the first such Monthly Payment falling due on the last Business Day of the first calendar month commencing after the IPO Date.

3.2	Monthly Payments shall continue to fall due on each such date until the earlier of (a) the date on which the Outstanding Consideration is reduced to zero, and (b) the Final Due Date.

3.3	The final Monthly Payment shall, if necessary, be reduced so that the aggregate of all amounts paid and Share Value transferred under this Supplemental Agreement does not exceed the Purchase Consideration.

4.	TRANSFER OF CONSIDERATION SHARES

4.1	Following the IPO, the Purchaser may transfer to the Vendor Consideration Shares in satisfaction of all or part of the Outstanding Consideration.

4.2	Any transfer of Consideration Shares shall be effected within the Transfer Window on a date mutually agreed in writing between the Parties, and shall be credited against the Outstanding Consideration at its Share Value as at the date of transfer.

4.3	No transfer of Consideration Shares shall be made to the extent that its Share Value would exceed the Outstanding Consideration immediately prior to that transfer.

4.4	Any transfer of Consideration Shares under this Clause 4 shall be subject to, and conditional upon compliance with, any Transfer Restriction. To the extent any Transfer Restriction prohibits or restricts a transfer of Consideration Shares, no transfer shall be made unless and until the relevant Transfer Restriction has lapsed or a waiver, consent or carve-out permitting the transfer has been obtained. The Parties shall use reasonable endeavours to seek the consent of the relevant underwriter(s) to, or a specific carve-out permitting, transfers of Consideration Shares to the Vendor under this Agreement, but neither Party warrants that any such consent or carve-out will be obtained, and the failure to obtain the same shall not constitute a breach of this Agreement.

4.5	On each transfer, the Purchaser shall deliver a duly executed instrument of transfer and procure registration of the Vendor as holder of the relevant Consideration Shares in the register of members of the Company, and the Vendor shall be credited with the corresponding Share Value against the Outstanding Consideration on the date of transfer.

5.	TRANSFER OF ALTERNATIVE LISTED SHARES

5.1	At any time on or before the Final Due Date, the Purchaser may transfer to the Vendor Alternative Listed Shares in satisfaction of all or part of the Outstanding Consideration, on a date and at a price per share mutually agreed in writing between the Parties.

5.2	Any transfer of Alternative Listed Shares shall be credited against the Outstanding Consideration at its Share Value as at the date of transfer, and no such transfer shall be made to the extent that its Share Value would exceed the Outstanding Consideration immediately prior to that transfer.

5.3	Any transfer of Alternative Listed Shares shall be subject to, and conditional upon compliance with, any lock-up, moratorium or other transfer restriction and any applicable law or regulation applicable to those shares or to the Purchaser in respect of those shares.

5.4	On each transfer, the Purchaser shall deliver a duly executed instrument of transfer and such other documents as are necessary to procure registration of the Vendor as the holder of the relevant Alternative Listed Shares.

6.	FINAL BALANCE

On the Final Due Date, the Purchaser shall pay to the Vendor or satisfy the whole of the then Outstanding Consideration (if any) by way of cash and/or transfer of Alternative Listed Shares (excluding, for the avoidance of doubt, any shares in the Company), as agreed in writing between the Parties.

7.	IF THE IPO DOES NOT OCCUR

If the IPO has not occurred on or before the Final Due Date, no Monthly Payment or transfer of Consideration Shares shall fall due under Clauses 3 and 4, and the Purchaser shall pay or satisfy the whole of the Purchase Consideration on the Final Due Date in accordance with Clause 3.2.1 of the Principal Agreement.

8.	GENERAL

8.1	Any Monthly Payment or other amount not paid when due under this Supplemental Agreement shall carry interest at 8% per annum from the due date until the date of actual payment.

8.2	This Supplemental Agreement is governed by and construed in accordance with the laws of Malaysia, and Clauses 8 (Notices), 9 (Confidentiality) and 10 (Miscellaneous) of the Principal Agreement apply to this Supplemental Agreement mutatis mutandis.

8.3	This Supplemental Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

8.4	This Supplemental Agreement, together with the Principal Agreement, contains the entire understanding between the Parties with respect to its subject matter and may not be modified except in writing signed by both Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first written above.

VCIG

For and on behalf of VCI GLOBAL LIMITED Signed by DATO’ HOO VOON HIM	) ) ) ) )

VHKL

For and on behalf of VHKL PRIVATE CAPITAL LIMITED Signed by LIEW SOO HUA	) ) ) ) ) )